                                                                       EXHIBIT A

                          9% SIX-MONTH PROMISSORY NOTE


$2,350,000                                                     November 10, 1999

         PICKNET, INC., with offices at 155 Route 46, West, Wayne, New Jersey 07470 (the "Company"), for value received, promises to pay IDT Corporation, with offices at 190 Main Street, Hackensack, New Jersey 07601 (the "Holder" or "IDT"), the principal amount of Two Million Three Hundred Fifty Thousand and 00/100 Dollars ($2,350,000) together with interest thereon at the rate of nine percent (9%) per annum, paid as set forth below, from the date of this Note until the unpaid principal amount is paid in full. Payments shall be in coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts.

                  1. Payment. The Company shall make one payment of $250,000 upon the earlier to occur of 30 days from the date hereof or the completion of additional financing for at least $5 million for the Company and shall make six monthly principal payments of $25,000 each on the last business day of each month following the issue date of this Note, beginning on December 31, 1999. The remaining principal balance is due and payable on June 30, 2000 unless extended pursuant to Section 3 below (the "Maturity Date"). Interest on the outstanding principal balance of this Note is payable on the last business day of each month following the issue date of this Note, beginning on December 31, 1999, unless this Note is extended pursuant to Section 3 hereof. Interest on this Note shall be computed on the basis of a 360-day year comprised of twelve 30-day months, and, in the case of a partial month, the actual number of days elapsed. The Company may prepay this Note under certain circumstances as set forth in Section 2 below. "Unpaid Principal Amount" means the original principal amount of this Note.

                  2. Pre-Payment. The Company shall have the right to prepay this Note in full at any time prior to the expiration of its term without penalty.

                  3. Option to Extend Maturity. The Company may at any time, in its sole discretion, extend the Maturity Date of this Note from six months to eighteen months from the date hereof. If the Company exercises its option to extend the maturity date of this Note, the Company's then remaining obligations to pay the installments of principal in the manner contemplated by the first sentence of Section 1 shall terminate. Instead, the Company shall pay (in addition to the six monthly payments made pursuant to Section 1 hereof) on the fifteenth business day of each month (a) in months seven through twelve, six payments of $100,000 each; (b) in months thirteen through eighteen, six payments of $200,000 each; and (c) in month nineteen, the final payment of principal and interest due herewith. Interest payments under this paragraph shall be made on the last business day of each month and shall be computed on the basis of a 360 day year comprised of twelve 30 day months.

                  4. Covenants. Corporate Existence. So long as there remains outstanding any Unpaid Principal Amount of this Note, the Company shall do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence.

                  5. Default. Each of the following shall constitute an Event of
Default:

                  (a) The Company shall fail to pay any portion of the Unpaid Principal Amount of this Note when the same becomes due and such non-performance is not remedied within 5 business days of such non-performance.

                  (b) The Company shall fail to pay any interest on this Note when the same becomes due and such non-performance is not remedied within 5 business days of such non- performance.

                  (c) The Company breaches, or fails to perform any of its obligations under any agreement between the Company and IDT including this Note, and the related agreement dated the date hereof upon which this Note was originally issued.

                  (d) PICK breaches, or fails to perform any of its obligations under any agreement between PICK and IDT including this Note, the related agreement dated the date hereof upon which this Note was originally issued, and the guaranty agreement dated the date hereof.

                  (e) There shall be, with respect to indebtedness of the Company or of PICK having an outstanding principal amount of $2.0 million or more in the aggregate, whether such indebtedness now exists or shall hereafter be created, (x) an event of default that has caused the holder or holders thereof (or their representative) (I) to declare such indebtedness to be due and payable prior to its scheduled maturity and/or (II) to commence judicial proceedings to foreclose upon, or to exercise remedies under applicable law or applicable security documents to take ownership of, the property or assets securing such indebtedness and/or (y) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made or waived within 45 days of such default.

                  (f) The Company or PICK pursuant to or under or within the meaning of any Bankruptcy law of any U.S. or foreign jurisdiction:

                      (i) admits in writing its inability to pay its debts generally as they become due;

                      (ii) commences a voluntary case or proceeding;

                      (iii) consents to the entry of an order for relief against it in an involuntary case or proceeding;

                      (iv) consents or acquiesces in the institution of a bankruptcy or insolvency proceeding against it;

                      (v) consents to the appointment of a custodian of it or for all or substantially all of its property;

                      (vi) makes a general assignment for the benefit of its creditors, or any of them takes any action to authorize or effect any of the foregoing, or takes any other similar action under foreign laws relating to insolvency; or

                      (vii) is placed into involuntary Bankruptcy proceedings by a creditor or creditors.

                  (g) a court of competent jurisdiction enters an order or decree under any Bankruptcy law that:

                      (i) is for relief against the Company or PICK in an involuntary case or proceeding;

                      (ii) appoints a custodian of the Company or PICK for all or substantially all of their properties taken as a whole; or

                      (iii) orders the liquidation of the Company or PICK or any similar release is granted under foreign laws relating to insolvency, and in each case, the order or decree remains unstayed and in effect for 60 days.

         If any Event of Default shall occur, the Holder may declare the principal of and accrued interest on this Note to be due and payable by notice in writing to the Company specifying the Event of Default and the same shall become immediately due and payable. Following the declaration of an Event of Default, this Note shall bear interest at the rate of 18% per annum, or, if less, the maximum amount permitted by applicable law, until all interest principal amounts payable on this Note have been paid in full.

                  6. Conversion. At the option of PICK, this Note or any part thereof shall be canceled and converted into shares of common stock, $.001 par value ("Common Stock") of PICK at a conversion price of $10.00 per share (post reverse stock split) at such time or times as the average price of Common Stock exceeds $15.00 per share (post reverse stock split) for twenty consecutive trading days, during which the daily trading volume is at least 10,000 shares. At such time as PICK delivers shares of Common Stock to the Holder, the Holder shall use its best efforts during the following ninety-day period to sell the shares of Common Stock at market prices. After such ninety day period, PICK shall reimburse IDT for any balance remaining under the Note. The Note shall immediately thereafter be canceled provided IDT has realized the full proceeds, whether by stock sale, reimbursement or any continuation thereof.

                  7. Governing Law. This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York in all respects and including matters of construction, validity and performance, but otherwise excluding the laws of New York regarding conflicts of law.

                  8. Notices; Addresses. All notices to the Company or to IDT shall be given in writing by first class registered United States mail, postage prepaid, and sent to their respective addresses set forth above, or to such other address as either may specify to the other by due notice; provided, however, that notice by the Holder of change of the address of its office or agency for any payment on this Note shall be given at least ten (10) business days before the date the change is to become effective and shall specify such date.

                  9. Headings. The headings are for organization, convenience and clarity and shall have no force or effect upon the construction or interpretation hereof.

                                                PICKNET, INC.


                                                /s/ Diego Leiva
                                                --------------------------------
                                                By: Diego Leiva
                                                    Chairman